Exhibit 99.1


        ADDvantage Technologies Group Reports Record Financial Results
                      For Fourth Quarter and Fiscal 2005

BROKEN ARROW, Oklahoma, December 19, 2005 ADDvantage Technologies Group, Inc. (AMEX: AEY), announced today revenue for the fourth quarter ended September 30, 2005, climbed 40% to $16 million from $11.4 million in the fourth quarter of fiscal 2004. Net income in 2005 fourth quarter increased by 88% to $1.6 million, or $0.15 per diluted share, from $0.9 million, or $0.08 per diluted share, in the same period last year.


ADDvantage reported revenue for fiscal year ended September 30, 2005 of $50 million, an increase of 6%, compared to $47 million in fiscal 2004. Net income for fiscal 2005 was $5.0 million, or $0.49 per diluted share, compared to $4.6 million, or $0.41 per diluted share, in fiscal 2004.

Ken Chymiak, President and Chief Executive Officer of ADDvantage, said, "Our record financial results for the fourth quarter and fiscal 2005 reflect strong growth across our core capabilities. We continue to capitalize on our unique position as the largest distributor of new and remanufactured CATV equipment to rapidly ship and supply products to a broad base of MSO customers across the U.S."

"In the fourth quarter, we experienced significant revenue growth as a result of our agreement with Scientific Atlanta announced in June 2005 under which we became the exclusive distributor for the System Amplifier III RF platform as well as other select Scientific Atlanta products to the U.S. and Latin America markets. We also experienced increased demand for Motorola broadband equipment, for which we are also a stocking distributor. Additionally, we recognized approximately $1 million of incremental revenue in the fourth quarter related to the active hurricane season as well as approximately $600,000 of increased revenue attributable to Jones Broadband International, which we acquired in August 2005. Our ability to deliver inventory from stock on demand played a significant role in our fourth quarter and fiscal 2005 revenues and net income."

Chymiak concluded, "We anticipate the continuation of our previously announced growth strategy in fiscal 2006 will produce another record year. We believe our strong relationships with leading product manufacturers, including Motorola and Scientific-Atlanta, and our positive reputation in the multi-billion dollar CATV industry positions ADDvantage Technologies for long-term success. Our plan is to drive future performance through an expanded sales force, both domestic and overseas; enhanced strategic partnerships; and additional strategic acquisitions that complement our existing 'one-stop-shop' capabilities and are accretive to earnings."


About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.


ADDvantage operates through its subsidiaries, Tulsat, Tulsat Atlanta, Tulsat Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Jones Broadband International. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)


                     ADDvantage Technologies Group, Inc
                          Statement of Operations

                                 Year Ended              Three Months Ended
                                September 30,              September 30,

                              2005         2004          2005          2004
                              ----         ----          ----          ----

Revenues                  $50,273,195  $47,071,329   $16,023,293   $11,442,339

Operating Income          $ 9,972,952  $ 9,484,359   $ 3,047,743   $ 2,223,045

Net Income                $ 5,814,392  $ 5,813,753   $ 1,765,041   $ 1,181,725

Preferred Stock Dividends $   840,000  $ 1,240,000   $   210,000   $   310,000

Net Income Applicable
To Common Stock           $ 4,974,392  $ 4,573,753   $ 1,555,041   $   871,725

Net Income Per Share
 of Common Stock
  Basic                   $      0.49  $      0.46   $      0.15   $      0.09
  Diluted                 $      0.49  $      0.41   $      0.15   $      0.08

Shares Used in Computing

 Net Income Per Share:

  Basic                    10,067,277   10,041,197    10,072,047    10,060,689
  Diluted                  10,109,854   12,104,541    10,105,738    12,103,835



For further information:                  KCSA Worldwide
Company Contact:                          Michael Cimini / Garth Russell
Ken Chymiak     (9l8) 25l-2887            (212) 896-1233 / (212) 896-1250
David Chymiak   (9l8) 25l-2887            mcimini@kcsa.com / grussell@kcsa.com